TO:        Paul R. Butare

FROM:      Stephen G. Morrison

DATE:      December 10, 1998

RE:        Date of Resignation

Paul,

As we discussed, this memorandum summarizes our conversation and the agreements reached related to the effective date of your resignation.

1. You will continue to be employed by the company until January 13, 1999, at which time your employment will cease.

2. Through January 13, 1999, you will continue to receive your life and health insurance benefits and all other employee benefits which employees receive.

3. Your salary will cease as of December 4, 1998 and no additional salary will be due for the period December 5, 1998 through January 13, 1999, except for any amounts needed to cover the costs of the above employee benefits.

4. If the Board approves bonus payments based upon 1998 results under the 1998 Bonus Plan, you will remain eligible for payment of 10/12 hrs of the portion of such bonus which is payable in cash under the Plan. You will not be entitled to any portion of the bonus which would have been payable in restricted stock.

5. The Company will transfer title to you for your current Company automobile and computer.

6. You will be entitled to exercise any stock options previously granted to you which vest on or before January 8, 1999, so long as they are exercised before termination of your employment. You waive any entitlement to any unvested stock options which are scheduled to vest on or after January 9, 1999.

7. Until January 13, 1999, your time will be utilized on such transition assistance as may be required and to assisting counsel in matters currently in litigation.

8. To the extent that the above agreements are inconsistent with your November 7, 1996 Employment Agreement or your Employee Stock Option/Non-Compete Agreements, this memorandum will constitute an amendment of those agreements, but only to be extent that this memorandum is inconsistent with those agreements.

Paul, I believe the above accurately summarize our agreements related to your resignation and the date of your termination. If you agree, pleas sign both copies of this memorandum and retain one copy for your records, we will retain the other for our records.


                           POLICY  MANAGEMENT  SYSTEMS  CORPORATION


                            By:
     (Date)                              Stephen  G.  Morrison
                                         Executive  Vice  President



     (Date)                                 Paul  R.  Butare